Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Paul B. Healy, Vice President Corporate Development and Investor Relations Hollinger International Inc. (212) 586-5666	Peter K. Lane, Vice President Chief Financial Officer Hollinger International Inc. (800) 288-1141 (416) 363-8721

HOLLINGER INTERNATIONAL INC. RELEASES
FOURTH QUARTER AND FULL YEAR RESULTS — OPERATING INCOME
FOR THE YEAR IMPROVES BY $93 MILLION

     NEW YORK, April 2, 2003 — Hollinger International Inc. (NYSE: HLR) announces a net loss for the year ended December 31, 2002 of $238.8 million or a net loss of $2.49 per diluted share compared with a restated* net loss of $335.1 million or a restated* net loss of $3.39 per diluted share in 2001. Fourth quarter net loss was $99.6 million or a net loss of $1.04 per diluted share in 2002 compared with a restated* net loss of $181.3 million or a restated* net loss of $1.89 per diluted share in 2001. Unusual items, which contributed significantly to the net loss for the year, are discussed later in the release.

Summary of Financial Results
(millions except per share)

	Three Months Ended 12/31		Twelve Months Ended 12/31

	2002	2001	2002	2001

		(Restated*)		(Restated*)
Operating Revenue	$264.0	$250.3	$1,006.2	$1,146.3
Operating Income (Loss)	$14.4	$(9.8)	$57.2	$(36.0)
Operating Margin	5.5%	(3.9)%	5.7%	(3.1)%
EBITDA	$30.0	$8.1	$111.4	$37.7
Net Loss	$(99.6)	$(181.3)	$(238.8)	$(335.1)
Diluted Net Loss per Share	$(1.04)	$(1.89)	$(2.49)	$(3.39)

*	In connection with the sale of assets to CanWest in 2000, the Company recorded a valuation allowance of $63.9 million against the remaining pension plan asset in respect of the operations sold. Recent regulatory guidance has precluded the use of a valuation allowance under U.S. GAAP. Accordingly, the Company has reversed valuation allowances recorded in 2000 and 2001 which has resulted in an increase in net earnings in fiscal 2000 of $40.3 million; a decrease in compensation costs for both the three months ended and the year ended December 31, 2001 of $4.4 million; and, a decrease in the net loss for both the three months ended and the year ended December 31, 2001 of $2.4 million.

Operating Revenue

     Operating revenue for the fourth quarter of 2002 was $264.0 million, a $13.7 million or 5.5% increase over the fourth quarter of 2001. Of that increase, $13.4 million is attributable to the U.K. Newspaper Group and $3.8 million to the Chicago Group partially offset by declines in revenue at the Canadian Newspaper Group and the Community Group. For the year ended December 31, 2002, operating revenue of $1,006.2 represented a decrease of $140.1 million or 12.2% from $1,146.3 million in 2001, primarily as a consequence of the disposition of certain Canadian publishing assets in 2001 including the Company’s remaining 50% interest in the National Post and a drop in advertising revenue in the U.K. due in large part to a slow-down in advertising activity particularly in certain of the higher rate categories, with a partial offset upon translation of the results into U.S. dollars reflecting the strengthening of the British pound against the U.S. dollar. For the year ended December 31, 2002, operating revenue at the Chicago Group of $441.8 million was virtually unchanged from the prior year and at the U.K. Newspaper Group, operating revenue for the year ended December 31, 2002 decreased by $4.9 million or 1.0% to $481.5 million from $486.4 million in 2001.

Operating Income (Loss)

     Operating income in the fourth quarter was $14.4 million in 2002 compared to a restated* operating loss of $9.8 million in 2001, an improvement of $24.2 million. For the year ended December 31, 2002, operating income was $57.2 million compared to a restated* operating loss of $36.0 million in 2001, an improvement of $93.2 million.

     The $93.2 million improvement in operating income for the full year 2002 compared with 2001 is primarily attributable to a $30.7 million improvement at the Chicago Group, a $20.2 million improvement at the U.K. Newspaper Group and a $43.8 million improvement at the Canadian Newspaper Group. The Chicago Group and U.K. Newspaper Group improvements result mainly from lower newsprint unit costs, reductions in compensation and other operating expenses including reductions in infrequent items, decreased amortization expense and a strengthening of the British pound against the U.S. dollar. The Canadian Newspaper Group improvement mainly arises as a consequence of the disposal of publishing properties in 2001. In particular, the Company’s remaining 50% interest in the National Post, which incurred a significant operating loss in 2001, was disposed of in the third quarter of 2001. The impact of shedding those losses was partially offset by the disposition of other Canadian operations in 2001 which generated net earnings. In addition to the above, operating income showed year over year improvement as the operating loss in 2001 was adversely impacted by $21.7 million of infrequent items, primarily pension and post retirement plan liability adjustments. Infrequent items in 2002 were only $1.0 million. Further, as noted later in the release, adoption of SFAS No. 142, “Goodwill and Other Intangible Assets” resulted in a substantial decrease in amortization expense in 2002.

     The $24.2 million improvement in operating income in the fourth quarter of 2002 compared with 2001 results largely from a $6.1 million improvement in operating income at the Chicago Group, a $9.7 million improvement at the U.K. Newspaper Group and a $7.8 million improvement at the Canadian Newspaper Group. The improved fourth quarter results at both the Chicago Group and the U.K. Newspaper Group are a consequence of both increased operating revenues and lower operating costs. The improved fourth quarter operating income at the Canadian Newspaper Group relates almost entirely to an infrequent item of $12.4 million incurred in 2001, being the post retirement pension plan liability adjustment referred to above. Increased operating costs in the Canadian Group partially offset the impact of having no comparable post retirement pension plan liability adjustment in 2002.

     Amortization in the fourth quarter of 2002 was $5.4 million compared with $8.2 million in 2001, and for the year ended December 31, 2002, was $17.2 million compared with $35.7 million in 2001, decreases of $2.8 million and $18.5 million, respectively. These decreases reflect primarily the adoption, effective January 1, 2002, of SFAS No. 142 — Goodwill and Other Intangible Assets as well as the sale of publishing operations during 2001. The new standard requires that goodwill and intangible assets with indefinite useful lives no longer be amortized but instead be tested for impairment, at least annually. This change in accounting policy cannot be applied retroactively and the related amounts of amortization presented for 2001 have not been restated for the change. Goodwill and intangible assets with indefinite useful lives have not been amortized subsequent to December 31, 2001.

     Cash provided by operating activities in the fourth quarter of 2002 was $63.0 million compared with cash used in operating activities of $50.4 million in 2001. For the year, cash provided by operating activities was $58.4 million in 2002 compared with cash used in operating activities of $134.2 million in 2001.

     EBITDA likewise improved substantially in the quarter ended and the year ended December 31, 2002 increasing by $21.9 million to $30.0 million in the fourth quarter of 2002 from $8.1 million in 2001. For the year, EBITDA increased by $73.7 million to $111.4 million in 2002 from $37.7 million in 2001. EBITDA was affected by all the operating income items discussed above except for the impact of SFAS No. 142.

     EBITDA is calculated as operating income (loss) plus depreciation and amortization. EBITDA is a measure commonly used in the industry to assist the understanding of operating results. The Company uses EBITDA to evaluate its operating results. EBITDA does not, however, have a standardized meaning under GAAP and is not necessarily comparable to similar measures disclosed by other issuers. Accordingly, it is not intended to replace income (loss) from operations, net income (loss), cash flows or other measures of financial performance and liquidity reported in accordance with GAAP. EBITDA is reconciled to operating income (loss), the most comparable GAAP measure, in the following table.

Reconciliation of EBITDA to Operating Income
(millions)

	Three Months Ended 12/31		Twelve Months Ended 12/31

	2002	2001	2002	2001

		(Restated*)		(Restated*)
Operating Income (Loss)	$14.4	$(9.8)	$57.2	$(36.0)
Add:
Depreciation	10.2	9.7	37.0	38.0
Amortization	5.4	8.2	17.2	35.7

EBITDA	$30.0	$8.1	$111.4	$37.7

Interest Expense

     Interest expense in the fourth quarter of 2002 amounted to $16.3 million compared with $19.1 million in the fourth quarter of 2001. For the year ended December 31, 2002, interest expense was $58.8 million compared with $78.6 million in 2001. The decrease is largely a consequence of the retirement of a portion of long-term debt in 2001 and a partial repayment of the Company’s 8.625% senior notes in March 2002.

Interest and Dividend Income

     Interest and dividend income in the fourth quarter of 2002 amounted to $4.7 million compared with $0.6 million in 2001, an increase of $4.1 million. In the year ended December 31, 2002, interest and dividend income amounted to $18.8 million compared with $64.9 million in 2001, a decrease of $46.1 million. Interest and dividend income in the year ended December 31, 2001 included interest on debentures issued by a subsidiary of CanWest Global Communications Corp. (“CanWest”) and a dividend on CanWest shares. In the latter part of 2001, all of the CanWest shares were sold and participation interests were sold in respect of all but approximately $50 million of the CanWest debentures, resulting in significantly lower interest and dividend income in 2002. Most of the proceeds from the disposal of the CanWest investments were retained as short-term investments at low rates of interest until the end of the first quarter of 2002 when a substantial portion of the Company’s long-term debt was retired. The increase in interest and dividend income of $4.1 million in the fourth quarter of 2002 over that in the fourth quarter of 2001 relates primarily to a year-to-date adjustment made in the fourth quarter of 2001 to reflect the fair value of interest received in the form of additional CanWest debentures during the course of the year.

Foreign Currency Losses

     Net foreign currency losses were relatively insignificant in the fourth quarter of 2002 and 2001 at $1.0 million and $1.3 million, respectively. For the year ended December 31, 2002, foreign currency losses were $86.8 million compared to $1.3 million in 2001, an increase of $85.5 million. The increase is primarily attributable to the realization of foreign exchange losses of $78.2 million upon the substantial liquidation of the Company’s investment in the Canadian Newspaper Group and the related distribution of substantial Canadian dollar cash balances held by the Canadian Newspaper Group to the Company in March 2002. The foreign currency losses arose in prior years as a result of declines in the Canadian dollar and, until realized, were provided for in the accumulated other comprehensive loss component of stockholders’ equity.

Other Expense, Net

     Other expense, net decreased by $105.5 million in the fourth quarter to $27.4 million in 2002 from $132.9 million in 2001. For the years ended December 31, other expense, net decreased by $242.7 million to $53.2 million in 2002 from $295.9 million in 2001. Significant components of other expense, net are set out in the following table:

Other Expense, Net
(millions pre-tax)

	Three Months Ended 12/31		Twelve Months Ended 12/31

	2002	2001	2002	2001

Net gains (losses) on sale of publishing interests	—	12.2	—	(1.2)
Net losses on sales of investments	—	(117.4)	—	(147.2)
Net gains on sale of property, plant and equipment			5.3	1.3
Writedown of investments	(34.8)	(19.6)	(40.5)	(48.0)
Equity in losses of affiliates	(1.0)	(1.8)	(3.7)	(15.1)
Total Return Equity Swap	7.8	3.2	(15.2)	(73.9)
Other	0.6	(9.5)	0.9	(11.8)

Total	$(27.4)	$(132.9)	$(53.2)	$(295.9)

     Other expense, net in the current and prior years has been affected by a number of significant unusual transactions and circumstances. Some of the more significant items included in other expense, net as shown in the above table include:

•	Gains (Losses) on Total Return Equity Swaps (TRES). Upon completion of the December 2002 financings discussed later in this release, the Company’s forward share purchase contracts known as TRES were retired. The impact of these TRES on the loss before income taxes in the fourth quarter was a gain of $7.8 million in 2002 and of $3.2 million in 2001 with a full year cost of $15.2 million in 2002 and $73.9 million in 2001.

•	Writedown of investments. Losses from the writedown of investments in the fourth quarter of 2002 and 2001 were $34.8 million and $19.6 million, respectively. For the years ended December 31, 2002 and 2001, the writedowns were $40.5 million and $48.0 million, respectively. The writedowns relate primarily to our Internet and technology related investments. As at December 31, 2002, the Company held technology and Internet related investments with a carrying value of $22.4 million.

•	Loss on CanWest debentures and sale of CanWest shares. A substantial portion of the proceeds of sale arising on the disposition of Canadian publishing properties to a subsidiary of CanWest was represented by 12 1/8% unsecured notes which the Company monetized in 2001 by way of a participation trust. Further, the Company sold common equity shares of CanWest also received as partial consideration under the sale. Those transactions gave rise to a pre-tax loss of $117.4 million in the fourth quarter of 2001 and $161.3 million for the year 2001. Those losses are included in net losses on the sales of investments in the table above. No comparable losses were incurred in 2002.

Income Taxes (Recovery)

     Income tax expense for the year ended December 31, 2002 was $67.0 million compared to a recovery of $8.3 million for the year ended December 31, 2001. Income taxes for the fourth quarter of 2002 were $72.0 million compared to $22.9 million in 2001. The tax expense in 2002 differed from the computed “expected” tax recovery of $44.9 million on a 2002 pre-tax loss for the year of $128.4 million primarily due to the after tax impact of: non-deductible expenses for tax purposes of $11.1 million; the non-deductible portion of the aforementioned foreign currency losses on the substantial liquidation of our investment in the Canadian Newspaper Group of $31.3 million; and, the recording of a valuation allowance in respect of Canadian deferred tax assets of $38.8 million.

Minority Interest

     Minority interest in the fourth quarter of 2002 totaled $0.7 million compared to a recovery of $7.3 million in 2001 and for the year ended December 31, 2002, totaled $2.2 million compared to a recovery of $13.8 million in 2001. Minority interest in 2001 included the minority’s share of National Post losses until the sale of the Company’s remaining 50% interest in the National Post effective August 31, 2001. The minority interest recovery in the fourth quarter of 2001 related primarily to minority interest recoveries on the loss on the sale of CanWest shares and on the sale of participations in the CanWest debentures.

Extraordinary Item

     The extraordinary item of $21.3 million represents the after tax cost of retiring a portion of the Company’s 8.625% senior notes in March 2002 including premiums paid on early redemption and the write-off of related deferred financing charges.

Cumulative Effect of Change in Accounting Principle

     The transitional provisions of SFAS No. 142 required the Company to assess whether goodwill was impaired as of January 1, 2002. As a result of this transitional impairment test, the Company has determined that the carrying amount of the Jerusalem Post properties was in excess of the properties’ estimated fair value. Accordingly, the value of goodwill attributable to the Jerusalem Post has been written down in its entirety. The writedown of $20.1 million (net of tax of nil) has been reflected in the consolidated statement of operations as of January 1, 2002 as a cumulative effect of a change in accounting principle.

Long-Term Debt

     As announced in late December 2002, the Company’s wholly owned subsidiary, Hollinger International Publishing Inc. (“HIPI”) completed the private placement of $300 million of 9% senior notes (“9% Senior Notes”) due 2010 generating net proceeds of $291.7 million before expenses associated with the offering. Contemporaneously with that placement, HIPI closed an amended $310 million senior secured credit facility consisting of a $45 million revolving credit facility and a $45 million term loan both maturing September 30, 2008 as well as a $220 million term loan maturing September 30, 2009. The Company has not drawn down any amounts under the $45 million revolving credit facility. The proceeds from the 9% Senior Note offering and $265 million borrowed as term loans under the senior secured credit facility, along with cash on hand, have been used, in part, to repay all amounts owed by the Company under its loan facility with Trilon International Inc., to retire its remaining Total Return Equity Swaps, thus canceling seven million Class A common shares, and on January 22, 2003, to redeem the existing senior subordinated notes of HIPI due 2006 and 2007 (the “HIPI notes”). With the share cancellation on the retirement of the Total Return Equity Swaps, the Company has reduced the number of shares outstanding other than treasury shares by about 21% in the last four years. Excluding treasury shares, shares of Class A Common Stock outstanding at December 31, 2002 were 74.7 million compared to 94.2 million at December 31, 1998. As noted below, the Company repurchased for cancellation a further 2.0 million shares of Class A Common Stock on March 10, 2003 and redeemed 93,206 shares of Series E Preferred Stock.

     Long-term debt, including the current portion, has increased by $271.7 million from $812.7 million at December 31, 2001 to $1,084.4 million at December 31, 2002. The increase arises as the proceeds from the December 2002 refinancing were held in escrow at year-end and only applied to the repayment of the HIPI notes and related early redemption premium and accrued interest in January 2003. Application of those funds to repayment on January 22, 2003 reduced indebtedness by $504.9 million to $579.5 million. With this repayment, debt has been reduced by almost 70% since the third quarter of 2000.

Shares Outstanding

	As at December 31

(millions)	2002	2001

Class A Common Stock
Stock Issued	85.8	96.8
In Treasury	(11.1)	(10.8)
In Escrow	—	(5.0)

	74.7	81.0
Class B Common Stock	15.0	15.0
Series E Preferred Stock	0.6	0.6

	90.3	96.6

     On December 31, 2002 there were 89.7 million Class A and B common shares outstanding. If at December 31, 2002, all potentially dilutive instruments excluding stock options are considered, the total Class A and B common shares outstanding would increase to 90.3 million as set out above. Stock options not exercised at December 31, 2002 totaled approximately 10.4 million of which approximately 4.7 million had vested.

     As noted, in conjunction with the Company’s financing activities in December 2002, the Company redeemed approximately 7.0 million shares of its Class A Common Stock. As previously announced, on March 10, 2003 the Company repurchased for cancellation from a wholly owned subsidiary of Hollinger Inc., 2.0 million shares of its Class A Common Stock at $8.25 per share. The Company also redeemed pursuant to a redemption request from that same subsidiary all of the Company’s 93,206 outstanding shares of Series E Preferred Stock at the fixed redemption price of Cdn $146.63 per share for a total of $9.3 million. The subsidiary of Hollinger Inc. used the related proceeds to reduce amounts due by it to the Company. As a result, there was no net impact on the cash balances and cash equivalents held by the Company. After reflecting the above repurchase and redemption, the aggregate Class A and Class B common shares outstanding totaled 87.7 million.

Restatement of 2002 Interim Period Results

     In October 2002, the Emerging Issues Task Force (“EITF”) issued EITF Issue No. 02-17 “Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination”, which provides guidance as to customer-related intangible assets which must be recognized apart from goodwill. As a result of the new guidance, the Company re-evaluated whether certain of its identifiable assets which existed as of January 1, 2002, totaling $468.5 million, were appropriately reclassified to goodwill at that date. As a consequence of that review, the Company determined that $117.3 million classified as goodwill at January 1, 2002 should be classified as identifiable intangible assets. The effect of this reclassification is to reduce operating income reported for the nine months ended September 30, 2002 by $3.4 million before tax and to increase the net loss after tax by $2.1 million.

SEGMENT RESULTS
Chicago Group

	Chicago Group Operations

	Three Mos Ended 12/31		Twelve Mos Ended 12/31

(millions)	2002	2001	2002	2001

Operating Revenue	$113.1	$109.3	$441.8	$442.9
Operating Income	$8.7	$2.6	$35.7	$5.0
Margin %	7.7%	2.4%	8.1%	1.1%
EBITDA	$19.0	$13.1	$71.7	$42.9
Reconciliation of EBITDA to Operating Income
Operating Income	$8.7	$2.6	$35.7	$5.0
Depreciation and Amortization	10.3	10.5	36.0	37.9

EBITDA	$19.0	$13.1	$71.7	$42.9

     Operating revenues for the Chicago Group were $113.1 million in the fourth quarter of 2002 compared with $109.3 million in 2001, an increase of $3.8 million or 3.5%. For the year, operating revenue was virtually unchanged from the prior year at $441.8 million in 2002 compared to $442.9 million in 2001. Advertising revenue in fourth quarter 2002 was $88.4 million compared with $84.1 million in 2001, an increase of $4.3 million or 5.1%. The increase results from improved retail, national and classified advertising revenues. Increases in retail and national revenues relate primarily to increases in the home improvement, travel & tourism and department store sectors. Increased classified advertising revenue in the real estate and personal sectors offset lower revenues from recruitment advertising. Year over year, advertising revenue increased by $2.8 million or 0.8% from $338.5 million in 2001 to $341.3 million in 2002.

     Circulation revenue in the fourth quarter of 2002 was $21.6 million compared to $23.1 million in 2001, a decrease of $1.5 million or 6.5%. Circulation revenue for 2002 was $89.4 million compared with $92.7 million in 2001, a decrease of $3.3 million or 3.6%. The decrease for the quarter and for the year ended December 31, 2002 was principally the result of price discounting. Printing and other revenue for the fourth quarter and full year 2002 was $3.1 million and $11.1 million, respectively, compared with $2.1 million and $11.7 million, respectively in 2001.

     Newsprint expense in the fourth quarter of 2002 was $14.8 million compared with $18.7 million in 2001, and for the year was $63.1 million in 2002 compared with $76.4 million in 2001. Newsprint consumption in the year increased approximately 4% compared with 2001, but the average cost per tonne of newsprint in 2002 was approximately 21% lower than in 2001.

     Compensation costs in 2002 were $170.9 million compared with $178.7 million in 2001, a decrease of $7.8 million or 4.4%. The decrease is primarily a consequence of staff reductions which took effect during 2002 and the full year impact of reductions implemented in 2001.

     Operating income in 2002 was $35.7 million compared with $5.0 million in 2001, an increase of $30.7 million. The increase results from lower unit costs of newsprint, lower compensation costs and general cost reductions across other areas.

U.K. Newspaper Group

	U.K. Newspaper Group Operations

	Three Mos Ended 12/31		Twelve Mos Ended 12/31

(millions)	2002	2001	2002	2001

Operating Revenue	£81.9	£79.9	£320.9	£337.5
Operating Income	£8.1	£2.1	£32.6	£19.1
Margin %	9.9%	2.6%	10.2%	5.7%
EBITDA	£10.3	£5.8	£41.1	£32.9
Average Exchange Rate	1.57	1.44	1.50	1.45

	U.K. Newspaper Group Operations

	Three Mos Ended 12/31		Twelve Mos Ended 12/31

(millions)	2002	2001	2002	2001

Operating Revenue	$128.6	$115.2	$481.5	$486.4
Operating Income	$12.7	$3.0	$48.1	$27.9
EBITDA	$16.1	$8.4	$60.8	$47.7
Reconciliation of EBITDA to Operating Income
Operating Income (£)	£8.1	£2.1	£32.6	£19.1
Depreciation and Amortization	2.2	3.7	8.5	13.8

EBITDA	£10.3	£5.8	£41.1	£32.9

Operating Income ($)	$12.7	$3.0	$48.1	$27.9
Depreciation and Amortization	3.4	5.4	12.7	19.8

EBITDA	$16.1	$8.4	$60.8	$47.7

     Operating revenues for the U.K. Newspaper Group were $128.6 million in the fourth quarter of 2002 compared with $115.2 million in 2001, an increase of $13.4 million or 11.6%.

     In pounds sterling, operating revenues in the fourth quarter of 2002 were £81.9 million compared with £79.9 million in 2001, an increase of £2.0 million or 2.5%. For the year, operating revenues totaled £320.9 million compared to £337.5 million in 2001, a decrease of £16.6 million or 4.9%. Advertising revenue was £53.0 million in fourth quarter 2002 compared with £51.9 million in 2001, an increase of £1.1 million or 2.1%. Year over year, there was a reduction in advertising revenue of £17.7 million or 7.7% from £228.7 million in 2001 to £211.0 million in 2002. The year over year decline in advertising revenue mainly resulted from a 7.3% decrease in display advertising and a 29.8% decrease in revenues in the recruitment area. In the fourth quarter of 2002, display advertising was up by 8.6% over the prior year quarter and the rate of reduction in recruitment advertising had substantially slowed to only 4.4% below the fourth quarter of 2001. Notwithstanding the operating revenue decline, The Daily Telegraph’s market share of national quality newspaper advertising revenue actually increased in 2002 by approximately 1.0%.

     Circulation revenue was £93.6 million in 2002 compared with £94.5 million in 2001, a decrease of £0.9 million or 1.0%. Lower revenue from the change in the mix of sales between newsstand and subscribers has been partly offset by increased revenue resulting from increases to the price of The Daily Telegraph implemented in September of both 2001 and 2002. In October 2002, the U.K. Newspaper Group significantly reduced the number of newspapers distributed as part of bulk sampling exercises and foreign sales which is expected to reduce costs of bulk and foreign distribution by about £7 million per year with little impact on either advertising or subscription revenue.

     Newsprint costs for 2002 were £53.8 million compared with £64.7 million in 2001, a decrease of £10.9 million or 16.8%. The decrease results from a 7.8% reduction in consumption due to lower pagination as a result of lower advertising revenue, and a 9.9% reduction in the average price per tonne of newsprint.

     Compensation costs for 2002 were £62.6 million compared with £64.9 million in 2001, a decrease of £2.3 million or 3.5%. Lower compensation costs in 2002 resulted primarily from reduced staff levels which occurred at the end of 2001 and sustained by a general salary level freeze for 2002. Other operating expenses, in local currency, were £163.1 million in 2002 compared with £172.8 million in 2001, a reduction of £9.7 million or 5.6%. The lower costs result from savings in editorial and production, as well as marketing costs at the Internet division.

     Operating income was £32.6 million in 2002 compared with £19.1 million in 2001, an increase of £13.5 million, which was primarily the result of savings in newsprint, compensation and other operating expenses offset by lower advertising and circulation revenue.

     Amortization in 2001 was £6.3 million. As a result of the adoption of SFAS No. 142 with effect from January 1, 2002, amortization was not recorded in 2002.

Canadian Newspaper Group

     Operating revenues in the Canadian Newspaper Group in the fourth quarter of 2002 were $19.2 million compared with $21.8 million in 2001. Operating income was $0.1 million in the fourth quarter of 2002 compared with an operating loss of $7.6 million in 2001. For the full year, 2002 operating revenues and operating loss were $69.6 million and $2.1 million, respectively, versus operating revenue and an operating loss of $197.9 million and $46.0 million, respectively, in 2001. The results for fiscal 2001 included the National Post and other Canadian newspaper properties which were sold during 2001 prior to the fourth quarter. The sales of these newspapers accounted for the majority of the decrease in year over year operating revenue. The net reduction in year over year operating loss also reflects the sales of newspaper properties.

Community Group

     Operating revenue and operating loss for the Community Group was $3.1 million and $2.0 million in fourth quarter 2002 compared with $4.0 million and $2.0 million in 2001. For the year, revenue and operating loss were $13.2 million and $5.2 million compared to $19.1 million and $4.5 million in the prior year. The results for 2001 include the results of the one remaining U.S. Community Group newspaper for the period to August 2001 when it was sold.

Investment and Corporate Group

     Operating loss of the Investment and Corporate Group was $5.1 million in the fourth quarter of 2002 compared with $5.8 million in 2001. The operating loss for all of 2002 was $19.2 compared to $18.4 million in 2001.

Outlook for 2003

     Hollinger’s Chairman and Chief Executive Officer, Lord Black, comments that “At the time we announced our earnings last year, we were looking for an improvement in operating income before charges for depreciation and amortization and absent the number and quantum of infrequent and unusual charges incurred in 2001. We were intent on making the Company as simple, transparent, efficient and debt free as practical. The proceeds from the private placement of our 9% Senior Notes and the amended senior secured bank facility have been applied to that end. The Total Return Equity Swaps, which have been an irritant over the past few years, have now been retired. With the exception of a relatively small amount of notes due in 2005 and a similar amount of miscellaneous other debt, we have retired all of the notes maturing during the period 2005 to 2007, simplified our borrowing covenants and extended by several years our average term to maturity of long term debt while materially reducing our overall rate of interest on debt. Further, in spite of a continuing industry wide pall over the advertising market, we have increased operating income by $93 million to $57 million. We expect operating income to continue to improve as the impact of a September price increase at the Telegraph manifests itself and as the full year impact of aggressive cost reduction measures take hold. Similarly, the retirement of our senior subordinated notes and Total Return Equity Swaps will result in lower interest costs in 2003.

     Although a turnaround is expected in advertising revenues for the industry, the timing is uncertain and it is too soon to have confidence in any recent encouraging news on that front. Accordingly, we continue to rely on our cost reduction initiatives as a significant source of improved operating results. Rising operating profits in a declining advertising economy indicate the very high quality of our market leading assets.

     The outlook for 2003 may be tempered by two significant issues. Clearly, the impact of overt action against Iraq will be felt although the degree to which such action may affect results is impossible to assess. Further, newsprint prices were at historically low levels during 2002. The newsprint industry has recently pressed for price increases in the U.S., but the extent and timing of increases, although expected to be moderate, cannot be ascertained in light of a continuing perceived overcapacity in the industry. In the U.K., we anticipate a reduction of about 7% in unit costs of newsprint as a consequence of contracts negotiated for the year. Absent a major disruption from activities in the Middle East and assuming no newsprint price increases of consequence, operating income is expected to be in the range of $65 million to $75 million which would equate to EBITDA of approximately $120 million to $130 million. Any resurgence in advertising during the year would clearly have a favorable impact on such an increase but has not been factored into our expectations.”

About Hollinger International Inc.

Hollinger International Inc. owns and operates English-language newspapers in the United States, the United Kingdom, Canada and Israel. The Company’s principal assets are the Chicago Sun-Times, which has the second highest circulation and the highest readership of any newspaper in the Chicago metropolitan area, more than 100 titles in the greater Chicago metropolitan area, and The Daily Telegraph, the highest circulation broadsheet daily newspaper in the United Kingdom and in Europe, and its related publications in the United Kingdom. The Company also owns The Jerusalem Post in Israel. In addition, Hollinger has a number of minority investments in various Internet and media-related public and private companies.

Cautionary Statement on Forward-Looking Statements

     Certain statements made in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe”, “anticipate”, “expect”, “estimate”, “project”, “will be”, “will continue”, “will likely result” or similar words or phrases. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by Hollinger International with the Securities and Exchange Commission, including in its Forms 10-K and 10-Q. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

For more information on Hollinger International Inc.,
please visit our website at www.hollinger.com.

HOLLINGER INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 2002 and December 31, 2001
(Dollars in Thousands)

	December 31	December 31
	2002	2001

		(Restated)
ASSETS

Current assets:
Cash and cash equivalents	$113,368	$479,514
Accounts receivable, net	205,843	200,041
Inventories	10,194	21,209
Prepaid expenses and other current assets	18,358	12,633
Escrow deposits and restricted cash	545,952	12,548

Total current assets	893,715	725,945
Loan to affiliate	45,848	43,982
Investments	124,076	144,011
Advances under printing contracts and notes receivable — joint ventures	50,591	52,036
Property, plant, and equipment, net of accumulated depreciation	299,686	309,272
Intangible assets, net of accumulated amortization	117,179	477,231
Goodwill	533,677	180,958
Pre-paid Pension Benefit	63,146	62,825
Deferred financing costs and other assets	60,214	61,716

	$2,188,132	$2,057,976

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current installments of long-term debt	$4,814	$3,008
Senior Subordinated notes	504,906	—
Accounts payable	99,899	97,097
Accrued expenses	106,878	134,691
Amounts due to related parties, net	30,358	11,754
Income taxes payable	295,971	290,587
Deferred revenue	42,792	41,208

Total current liabilities	1,085,618	578,345
Long term debt, less current installments	574,658	809,652
Deferred income taxes	249,731	187,388
Other liabilities	132,503	91,298

Total liabilities	2,042,510	1,666,683

Minority interest	17,097	16,084

Redeemable preferred stock	8,650	8,582

Stockholders’ equity:
Convertible preferred stock	—	—
Class A common stock	858	968
Class B common stock	150	150
Additional paid-in capital	441,476	554,891
Accumulated other comprehensive loss	(84,353)	(173,231)
Retained earnings (deficit)	(98,296)	175,400

	259,835	558,178
Class A common stock in treasury	(139,960)	(132,896)
Class A common stock in escrow	—	(58,655)

Total stockholders’ equity	119,875	366,627

	$2,188,132	$2,057,976

Note:

In connection with the sale of assets to CanWest in 2000, the Company recorded a valuation allowance of $63.9 million against the remaining pension plan asset in respect of the operations sold. Recent regulatory guidance has precluded the use of a valuation allowance under U.S. GAAP. Accordingly, the company has reversed the valuation allowance established in fiscal 2000.

HOLLINGER INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Twelve Months Ended December 31, 2002 and December 31, 2001
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended

	December 31, 2002	December 31, 2001	December 31, 2002	December 31, 2001

	(Unaudited)	(Unaudited)
		(Restated Note 2)		(Restated Note 2)
Operating revenues:

Advertising	$186,180	$174,299	$710,849	$804,462
Circulation	64,638	62,891	247,175	278,321
Job printing	4,103	5,773	16,669	25,092
Other	9,082	7,311	31,469	38,446

Total operating revenues	264,003	250,274	1,006,162	1,146,321

Operating costs and expenses:
Newsprint	36,721	42,448	150,429	204,424
Compensation costs	79,513	77,485	309,032	363,045
Stock-based compensation	—	(5)	—	(1,369)
Other operating costs	117,202	105,309	434,315	520,742
Infrequent items	596	16,926	1,032	21,734
Depreciation	10,213	9,681	37,001	37,968
Amortization (1)	5,359	8,254	17,151	35,760

Total operating costs and expenses	249,604	260,098	948,960	1,182,304

Operating income (loss)	14,399	(9,824)	57,202	(35,983)
Other income (expense):
Interest expense	(16,328)	(19,134)	(58,772)	(78,639)
Amortization of deferred financing costs	(1,233)	(3,160)	(5,585)	(10,367)
Interest and dividend income	4,673	600	18,782	64,893
Foreign currency losses, net	(984)	(1,311)	(86,800)	(1,259)
Other expense, net	(27,409)	(132,874)	(53,178)	(295,878)

Total other income (expense)	(41,281)	(155,879)	(185,553)	(321,250)

Loss before income taxes, minority interest, extraordinary items and cumulative effect of change in accounting principle	(26,882)	(165,703)	(128,351)	(357,233)
Income taxes (recovery)	72,028	22,912	66,950	(8,319)

Loss before minority interest, extraordinary items and cumulative effect of change in accounting principle	(98,910)	(188,615)	(195,301)	(348,914)
Minority interest	721	(7,268)	2,167	(13,803)

Loss before extraordinary items and cumulative effect of change in accounting principle	(99,631)	(181,347)	(197,468)	(335,111)
Extraordinary loss on debt extinguishment	—	—	(21,276)	—

Loss before cumulative effect of change in accounting principle	(99,631)	(181,347)	(218,744)	(335,111)

Cumulative effect of change in accounting principle	—	—	(20,079)	—

Net loss	$(99,631)	$(181,347)	$(238,823)	$(335,111)

Loss per share before extraordinary items and cumulative effect of change in accounting principle
Basic	$(1.04)	$(1.89)	$(2.06)	$(3.39)
Diluted	$(1.04)	$(1.89)	$(2.06)	$(3.39)

Loss per share before cumulative effect of change in accounting principle
Basic	$(1.04)	$(1.89)	$(2.28)	$(3.39)
Diluted	$(1.04)	$(1.89)	$(2.28)	$(3.39)

Net loss per share
Basic	$(1.04)	$(1.89)	$(2.49)	$(3.39)
Diluted	$(1.04)	$(1.89)	$(2.49)	$(3.39)

Weighted average shares outstanding basic	95,902	96,030	96,066	100,128

Weighted average shares outstanding diluted	95,902	96,030	96,066	100,128

Note:

1.	The Company adopted SFAS No. 142 “Goodwill and Other Intangible Assets” effective January 1, 2002. With the adoption of SFAS No. 142, goodwill and certain intangibles are no longer being amortized. In accordance with SFAS No. 142, results for the three months and twelve months ended December 31, 2001 have not been restated, and therefore include amortization of intangibles, including goodwill, as previously reported.

2.	In connection with the sale of assets to CanWest in 2000, the Company recorded a valuation allowance of $63.9 million against the remaining pension plan asset in respect of the operations sold. Recent regulatory guidance has precluded the use of a valuation allowance under U.S. GAAP. Accordingly, the company has reversed the valuation allowances established in fiscal 2000 and 2001 which has resulted in a decrease in the reported compensation costs and operating loss for fourth quarter and fiscal 2001 of $4.4 million.

HOLLINGER INTERNATIONAL INC. AND SUBSIDIARIES

GROUP OPERATING INFORMATION
For the Three Months Ended December 31, 2002 and 2001
(Dollars in Thousands)
(Unaudited)

			U.K.	Canadian	Investment
	Chicago	Community	Newspaper	Newspaper	and Corporate	Consolidated
Three Months Ended December 31, 2002	Group	Group	Group	Group	Group	Total

Operating Revenues
Advertising	$88,360	$1,045	$83,202	$13,573	$—	$186,180
Circulation	21,647	1,531	38,662	2,798	—	64,638
Job Printing and Other	3,126	511	6,751	2,797	—	13,185

Total Operating Revenues	113,133	3,087	128,615	19,168	—	264,003

Operating Expenses
Newsprint	14,835	273	20,218	1,395	—	36,721
Compensation Costs	42,719	1,668	25,707	8,661	758	79,513
Stock-based compensation	—	—	—	—	—	—
Other	36,518	2,016	66,039	8,644	3,985	117,202
Infrequent Items	14	—	582	—	—	596

Income (Loss) before Interest, Taxes, Depreciation and Amortization	19,047	(870)	16,069	468	(4,743)	29,971

Depreciation	4,946	1,113	3,405	346	403	10,213
Amortization (1)	5,359	—	—	—	—	5,359

Operating Income (Loss)	$8,742	$(1,983)	$12,664	$122	$(5,146)	$14,399

Three Months Ended December 31, 2001 (restated note 2)
Operating Revenues
Advertising	$84,114	$1,202	$74,837	$14,146	$—	$174,299
Circulation	23,090	1,798	34,662	3,341	—	62,891
Job Printing and Other	2,100	984	5,714	4,286	—	13,084

Total Operating Revenues	109,304	3,984	115,213	21,773	—	250,274

Operating Expenses
Newsprint	18,652	370	21,444	1,982	—	42,448
Compensation Costs	42,550	3,367	23,172	7,229	1,167	77,485
Stock-based compensation	—	—	—	—	(5)	(5)
Other	34,707	890	59,164	6,492	4,056	105,309
Infrequent Items	248	870	3,063	12,745	—	16,926

Income (Loss) before Interest, Taxes Depreciation and Amortization	13,147	(1,513)	8,370	(6,675)	(5,218)	8,111

Depreciation	5,464	311	3,081	384	441	9,681
Amortization	5,050	183	2,280	571	170	8,254

Operating Income (Loss)	$2,633	$(2,007)	$3,009	$(7,630)	$(5,829)	$(9,824)

Note:

1.	The Company adopted SFAS No. 142 “Goodwill and Other Intangible Assets” effective January 1, 2002. With the adoption of SFAS No. 142, goodwill and certain intangibles are no longer being amortized. In accordance with SFAS No. 142, results for the three months ended December 31, 2001 have not been restated, and therefore include amortization of intangibles, including goodwill, as previously reported.

2.	In connection with the sale of assets to CanWest in 2000, the Company recorded a valuation allowance of $63.9 million against the remaining pension plan asset in respect of the operations sold. Recent regulatory guidance has precluded the use of a valuation allowance under U.S. GAAP. Accordingly, the company has reversed the valuation allowances established in fiscal 2000 and 2001 which has resulted in a decrease in the reported compensation costs and operating loss for fourth quarter and fiscal 2001 of $4.4 million.

HOLLINGER INTERNATIONAL INC. AND SUBSIDIARIES
GROUP OPERATING INFORMATION
For the Twelve Months Ended December 31, 2002 and 2001
(Dollars in Thousands)
(Unaudited)

			U.K.	Canadian	Investment
	Chicago	Community	Newspaper	Newspaper	and Corporate	Consolidated
Twelve Months Ended December 31, 2002	Group	Group	Group	Group	Group	Total

Operating Revenues
Advertising	$341,261	$3,937	$316,295	$49,356	$—	$710,849
Circulation	89,427	6,082	140,802	10,864	—	247,175
Job Printing and Other	11,089	3,212	24,430	9,407	—	48,138

Total Operating Revenues	441,777	13,231	481,527	69,627	—	1,006,162

Operating Expenses
Newsprint	63,050	1,501	80,668	5,210	—	150,429
Compensation Costs	170,895	7,161	94,092	33,712	3,172	309,032
Stock-based compensation	—	—	—	—	—	—
Other	135,691	7,417	245,344	31,539	14,324	434,315
Infrequent Items	450	—	582	—	—	1,032

Income (Loss) Before Interest, Taxes,
Depreciation and Amortization	71,691	(2,848)	60,841	(834)	(17,496)	111,354

Depreciation	18,848	2,370	12,763	1,300	1,720	37,001
Amortization (1)	17,151	—	—	—	—	17,151

Operating Income (Loss)	$35,692	$(5,218)	$48,078	$(2,134)	$(19,216)	$57,202

Twelve Months Ended December 31, 2001 (restated note 2)

Operating Revenues
Advertising	$338,521	$5,806	$329,758	$130,377	$—	$804,462
Circulation	92,716	7,751	136,093	41,761	—	278,321
Job Printing and Other	11,647	5,558	20,523	25,810	—	63,538

Total Operating Revenues	442,884	19,115	486,374	197,948	—	1,146,321

Operating Expenses
Newsprint	76,399	2,031	93,225	32,769	—	204,424
Compensation Costs	178,672	9,817	93,409	77,005	4,142	363,045
Stock-based compensation	—	—	—	—	(1,369)	(1,369)
Other	140,166	8,743	248,993	109,296	13,544	520,742
Infrequent Items	4,797	870	3,063	13,004	—	21,734

Income (Loss) Before Interest, Taxes, Depreciation and Amortization	42,850	(2,346)	47,684	(34,126)	(16,317)	37,745

Depreciation	17,955	1,268	10,728	6,661	1,356	37,968
Amortization	19,933	873	9,106	5,167	681	35,760

Operating Income (Loss)	$4,962	$(4,487)	$27,850	$(45,954)	$(18,354)	$(35,983)

Note:

1.	The Company adopted SFAS No. 142 “Goodwill and Other Intangible Assets” effective January 1, 2002. With the adoption of SFAS No. 142, goodwill and certain intangibles are no longer being amortized. In accordance with SFAS No. 142, results for the twelve months ended December 31, 2001 have not been restated, and therefore include amortization of intangibles, including goodwill, as previously reported.

2.	In connection with the sale of assets to CanWest in 2000, the Company recorded a valuation allowance of $63.9 million against the remaining pension plan asset in respect of the operations sold. Recent regulatory guidance has precluded the use of a valuation allowance under U.S. GAAP. Accordingly, the company has reversed the valuation allowances established in fiscal 2000 and 2001 which has resulted in a decrease in the reported compensation costs and operating loss for fourth quarter and fiscal 2001 of $4.4 million.